Arlington Asset Investment Corp

Moderator:    Kurt Harrington
April 28, 2011
9:00 a.m. ET

Operator:	Good morning. My named is Teresa and I will be your conference operator.

At this time I would like to welcome everyone to the Arlington Assets First Quarter 2011 Earnings Conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers' remarks, there will be a question and answer session.  If you would like to ask a question at that time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you.

Mister Kurt Harrington, you may begin your conference, sir.

Kurt Harrington:	Thank you very much Teresa. Good morning.

This is Kurt Harrington, chief financial officer of Arlington Asset.

Before we begin this morning's call, I would like to remind everyone that Statements concerning future performance, returns, leverage, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label mortgage-backed securities into agency mortgage-backed securities, ability to realize a higher return on capital migrated to agency mortgage-backed securities, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage pre-payment speeds, ability to realize book value growth through reflation of private-label mortgage-backed securities, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.  These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC and you should read and understand these risks when evaluating any forward-looking statement.

I would now like to turn the call over to Eric Billings for his remarks.

Eric Billings:
Thank you, Kurt.  Good morning and welcome to the first quarter earnings call for Arlington Asset.  I am Eric Billings, Chief Executive Officer of Arlington Asset.  And joining me on the call today are Rock Tonkel, president and chief operating officer and Kurt Harrington, our Chief Financial Officer.  In addition, we have members of the senior management team attending.  Thank you for joining us today.

As you can see from last night's press release, Arlington reported core operating income of $18.5 million or $2.41 per share diluted.  Book value was $28.52 per share at March 31st, after payment of a $0.75 per share quarterly dividend.

The Company repurchased approximately 8,910 shares of its Class A common stock at an average price of $25.70 during the quarter and had 247,275 shares remaining available for repurchase under the repurchase program.

At March 31st, the private-label mortgage-backed securities portfolio had an average cost of 48 percent of face value, and a market value of $201 million.  At quarter end, OCI related to private-label mortgage-backed securities was $53 million.  The assumptions used to value the portfolio at March 31st included a constant default rate of 6.0 percent, loss severity on liquidated loans of 42.5 percent, constant voluntary pre-payment rate of 9.0 percent and a discount rate of 11.8 percent.

As we discussed in February, the reflation process in our private-label mortgage-backed securities has been developing steadily since 2009 and by early 2011 had progressed to a point at which the substantial appreciation in the Company’s private-label mortgage-backed securities portfolio caused unlevered returns in certain securities to fall below our target returns creating an opportunity for the Company to begin migrating portions of reflated capital from private-label mortgage-backed securities to agency mortgage-backed securities with significantly higher current and expected total returns on invested capital.

In the first quarter, the Company sold private-label mortgage-backed securities with $88.8 million of face value, realizing $11 million in cash gains and generating $62.0 million in available capital which was redeployed to hedged agency mortgage-backed securities. As a result of this reallocation process, agency mortgage-backed securities expanded to $559 million in the quarter and net interest income grew by $2.2 million, or 23 percent, to $12.1 million. We expect net interest income to continue to grow in the second quarter as a result of the addition of approximately $106 million in agency mortgage-backed securities late in the first quarter and another $35 million early in the second quarter which settled and began accruing interest in the second quarter.

Subsequent to March 31st, the Company has sold an additional $15 million of face value private-label mortgage backed securities, generating $8.1 million in re-investable proceeds and $1.2 million of cash gains.  We have reallocated this incremental capital predominately to the agency mortgage-backed securities portfolio which is now approximately $640 million in face value at April 27th, with a 4.59 average coupon, 102.3 cost, and a funding cost of 30 basis points.

The Company expects this reallocation process will continue to have a positive impact on cash earnings in the second quarter and beyond.  The reallocation to date has increased expected current cash returns on redeployed capital by approximately 10 percentage points, from single-digit current returns on the private-label mortgage-backed securities sold to near 20 percent current returns on the hedged agency mortgage-backed securities acquired.  Year-to-date we have reallocated $71 million of capital from appreciated and lower yielding private-label mortgage-backed securities to higher expected return alternatives.

We see attractive investment opportunities today in agency and private-label mortgage-backed securities, and as market conditions permit, going forward we expect to realize both current appreciation imbedded in the Company’s private-label mortgage-backed securities portfolio as well as potential future reflation as we harvest that capital and reallocate it to higher return alternatives.

This ongoing allocation to private-label mortgage-backed securities would allow the Company to provide higher current income and still retain the potential for reflation and book value growth on remaining private-label mortgage-backed security investments.

Through this process, we are optimistic about the Company's ability to provide attractive cash returns to holders and potential growth in cash earnings and book value per share going forward.  Finally, as Arlington’s core operating income substantially exceeded the dividend again this quarter, the Company has considerable flexibility in the use of that capital for reinvestment and/or dividend growth going forward.

Operator, I would like to now open the call for questions.

Operator:
At this time, I would like to remind you in order to ask a question, press star then the number one on your telephone key pad.  Again, that is star then the number one.  We will pause for just a moment to compile the Q and A roster.

Once again, if you would like to ask a question, press star then the number one on your telephone key pad.

And your first question comes from the line of Jim Fowler.

Rock Tonkel:	Hi, Jim.

Jim Fowler:	Hey, good morning guys, how are you doing today?

Rock Tonkel:	Great. Thank you.

Jim Fowler:
Great.  I just wanted to ask a question related to the cost of funding that's recognized in the quarter in terms of interest expense versus the euro dollar futures hedges that you mentioned having a weighted average rate of 279.  How is the accounting for that work in a particular quarter?  I mean, I know you've got a series, you know, a strip of futures that are hedging the change in cost but I don't quite understand how that gets reflected in a particular quarter.

Kurt Harrington:	Yes, Jim, Kurt Harrington.

The cost of the hedge is included in the investment gains.  We don't designate these as hedges for accounting purposes and so the cost of those hedges is included in the investment gain line as opposed to the interest expense line.

Jim Fowler:	Got it. So in any particular quarter, the cost that you have is actually just simply the cash LIBOR expense and the change in the value of the futures contracts goes to investment gains.

Kurt Harrington:	Yes, as does both the cash part of the cost of the hedge as well as the unrealized part are all embedded in the investment gains because that's the way the accounting dictates.

Jim Fowler:
If you were to stop all the activity today and just let time pass, what would the – let's go forward a year when we kind of get into the little steeper part of the euro curve.  What would the accounting look like in that quarter?  What would the cost of funding be, you know, in the – you know, in the period of time when the actual euro dollar future cost today is let's call it, I don't know 250, pick a number but what would the accounting be in a particular quarter?   What would be the impact on the net interest spread?

Kurt Harrington:
As I said, if interest rates were to increase, the loss embedded in those, the unrealized loss in the balance sheet would turn around and that goes through our earnings but we deduct it out from our core calculation because again, we're not in the hedge accounting world.

And then just the actual cash cost of the instruments would be coming through again in the investment gain line.

Jim Fowler:
All right – I'm sorry – this hedging strategy is always a little more confusing to me than just having a straight interest rate swap on, so if cash LIBOR, spot LIBOR was always 20, you know, if it never changed from what it is today over a two year period what we would see would be cash interest expense of 29 basis points but a reduction in core income because of the recognition of the euro curve as those rates have continued to go up.

Kurt Harrington:	Yes. The effective cost we expect over time is 279 basis points.

Eric Billings:	The important thing is that the economic effect of the business as we have a funding cost of 279 and an asset yield of 459.

Jim Fowler:
I get that, but I'm wondering in this particular quarter itself, I know that the average cost of the euro strip is 279.  I just don't know how much of that – I mean, clearly your interest expense today in this quarter doesn't annualize at 279 so I'm trying to figure out, as time goes on if nothing were to change, what would the diminution of core earnings be given this hedge?

Eric Billings:	It would be the difference between the cost you see and 279.

Jim Fowler:	So, 250 basis points?

Eric Billings:	Exactly, so that's when we report core earnings clearly we're reallocating that cost to the business.

Jim Fowler:	Right. Yes.

Eric Billings:	So investors see the true core spread.

Jim Fowler:
And last question if I might.  What would be the size of the balance sheet given your current capital base, what do you project the total, when you're done repositioning capital, what will be the total asset size of the balance sheet or what would you project?

Eric Billings:
You know, Jim, that obviously would be difficult to give you a number in the sense that we tend to allocate capital to the best and highest returns that we can achieve on a risk adjusted basis and so our current plan as we indicated I think previously is we would intend to reallocate somewhere in the vicinity of 50 percent of the capital to the agency and the non-agency.

But to the degree the non-agency continue to improve in price and those returns then become lower and the agency opportunity stays significant and wide and particularly because we can quite uniquely, in the 15 years of this business, in this industry's existence, really, one could actually put on a hedge that can last for many, many years and the functional effect of that is that you can provide a very high likelihood that the spread in earnings are more sustainable than in historic periods.  And on a risk adjusted basis that means the quality and the predictability, the sustainability of the earnings are higher and better than they've arguably ever been in this industry's 15 year history.

So that means our reallocation process is affected by all of those thoughts, and we've indicated that our leverage levels will be somewhere in the six to eight times and of course that will also depend on factors that exist.  So all of those things simply mean that it would be very hard, but you could run a mechanical model and if you wanted to and say I guess at the extreme in this analysis you might say we would take all of our capital which including our non-equity capital of about $250 million and take that and leverage that six to eight times and you could come up with an agency number that academically or mechanically could be the high end that we would get to.  And we will go somewhere between where we are now and there over the next few quarters.

Jim Fowler:	OK. Great. Well thanks, guys. Thanks for taking question. Good luck.

Eric Billings:	Thank you, Jim.

Operator:	Your next question comes from the line of Steve DeLaney.

Steve DeLaney:	Hey, good morning, everyone.

Rock Tonkel:	Hi.

Steve DeLaney:
So, Eric, I was wondering if you guys would give us a little color – I think you said you were up to about $640 million at the end of April.  Could you give us a little color as to the mix of the agency products that you invested in between say ARMs and fixed and maybe in that just a little view into where you see the best relative value on the agency side?

Rock Tonkel:
Mostly, Steve, it's mostly a fixed rate 30 year product, hedged with the euro dollar swaps as well as an option approach to seek to protect the spread on the one hand, and protect the capital movement between the hedge side and the asset side.

Steve DeLaney:	Sure.

Rock Tonkel:
We particularly – I'd say we see opportunities in various parts of the coupon stack, but in particular we've focused in a part of the market which our smaller size allows us to do, where we think we've been able to identify some very attractive opportunities from a pre-payment perspective that give us really attractive characteristics from a prepayment perspective in particular, and I think we're seeing that bear itself out even in this slower prepayment speed environment for these types of assets.  We're seeing extremely muted prepayment speeds well below market experience.

So, I think the coupon you see or the yield you see in the assets reflect a blend of 4.5 and 5 coupons primarily, well hedged, net duration is basically flat based on the hedging approach we take.  And as Eric talked about, we garner a little shy of a 200 basis point spread which we feel is very well protected for an extended period.  And that's sort of how we have it structured today.

Steve DeLaney:	OK. Well, I appreciate it and we'll look to the 10-Q for whatever details you have in there but that's helpful. Thank you.

Eric Billings:	Thanks, Steve.

Operator:	If you would like to ask a question press star on your telephone key pad.

Your next question comes from the line of Jon Hollander.

Jon Hollander:	Hi, guys, congrats again on a fabulous quarter.

Rock Tonkel:	Thanks Jon.

Jon Hollander:
Quick question.  I was going through the numbers and I recognize we don’t have the 10-Q, but given the book values in the prior period started about $217 million and you generated about $20 million of new net income and then when I back out the dividend payable on the 75 cents of roughly $5.8 million, the end of period book was still $220 million which means, I guess there was what, a hit to OCI or other of about $11 million?

Rock Tonkel:
Well, the way that works, Jon, is that when the gains are taken through the income statement, they move from the OCI account to earnings.  So there was an OCI reduction basically equal to the gains that were recorded.  And then there was some modest net additions to OCI on the remaining portion of the portfolio during the quarter.

So, OCI in the remaining bonds in the portfolio actually went up a bit during the quarter but the OCI in total went down simply because we reduced the size of the portfolio by selling the $88 million of face value during the quarter and along with that went $11 million of gains.  And therefore, $11 million OCI moved from the balance sheets through the income statement to equity.

Jon Hollander:	OK. Well, I guess I was just having a hard time reconciling, seeing such a strong net income but yet a small move in the book value.

Rock Tonkel:
Well, the function there is this, remember that every quarter the assets are valued and that's reflected through the OCI account on the balance sheet so whatever the value was at December 31, 2010, it was reflected through the OCI and balance sheet.

To the extent that gains are created, they run through the income statement as cash, they're now realized and that capital can be reinvested, but the OCI number just simply moves from one category to the other.

Eric Billings:
It already reflected the appreciation in the value of the asset.  You see that, Jon?  That's important to understand.  That means that as we value the portfolio, you're actually getting the economic benefit through the balance sheet at that time, on a quarterly basis.  So when you actually realize those gains, you've already had the benefit on the balance sheet.  You actually see them in a cash…

Jon Hollander:	I did notice that your cash account was up to $20 million which was attractive.

Eric Billings:	That's functionally the effect of that.

Rock Tonkel:
So it may seem in some cases a little difficult to walk through, but effectively it's a very good thing in a sense that the valuation of the assets is based on market values but it's a mark to model valuation process we go through.  To the extent that the executions on that are basically in line with the OCI valuations that would give confidence to people, I would suspect, about the validity of the valuations and the comfort with the book value.  And when you see that come through the income statement it moves to cash to be reinvested as well as gains that flow through the income statement and ultimately down to the equity line after dividends.

Jon Hollander:	OK. I think I got it. Understood.

Operator:	And there are no further questions in queue.

Eric Billings:	Thanks everybody, we appreciate it a great deal and we look forward to speaking with you all next quarter.

Operator:	And that concludes today's conference call, you may now disconnect.

END